EXHIBIT 10.20

NOBLE ENERGY, INC.

2005 NON-EMPLOYEE DIRECTOR FEE DEFERRAL PLAN

THIS AMENDED PLAN, made and executed by Noble Energy, Inc. (the “Company”) at Houston, Texas,

WITNESSETH THAT:

WHEREAS, effective as of April 23, 2002, the Company (formerly known as Noble Affiliates, Inc.) established the Noble Affiliates, Inc. Non-Employee Director Fee Deferral Plan (the “Original Plan”) for the benefit of the non-employee directors of the Company; and

WHEREAS, effective as of August 1, 2003, the Original Plan was renamed the Noble Energy, Inc. Non-Employee Director Fee Deferral Plan and amended by restatement in its entirety to make certain changes; and

WHEREAS, in order to make certain changes designed to comply with the requirements of Internal Revenue Code section 409A, effective as of January 1, 2005, the Original Plan was amended to separate the portion of the Original Plan applicable to amounts deferred prior to January 1, 2005 (which portion continues to be known as the Noble Energy, Inc. Non-Employee Director Fee Deferral Plan), from the portion of the Original Plan applicable to amounts deferred after December 31, 2004 (which portion is this Noble Energy, Inc. 2005 Non-Employee Director Fee Deferral Plan); and

WHEREAS, effective as of January 1, 2008, the Company amended the Noble Energy, Inc. 2005 Non-Employee Directors Fee Deferral Plan to make certain additional changes designed to comply with the requirements of Internal Revenue Code section 409A; and

WHEREAS, the Company now desires to amend the Noble Energy, Inc. 2005 Non-Employee Directors Fee Deferral Plan effective as of January 1, 2009, to make certain additional changes;

NOW, THEREFORE, in consideration of the premises and pursuant to the provisions of Section 5 thereof, the Noble Energy, Inc. 2005 Non-Employee Director Fee Deferral Plan as in effect on December 31, 2008, is hereby amended by restatement in its entirety effective as of January 1, 2009, to read as follows:

Section 1.                                Establishment and Purpose.  The Company has established this Non-Employee Director Fee Deferral Plan to promote the long-term success of the Company by creating a long-term mutuality of interests between the non-employee directors and stockholders of the Company, to provide an additional inducement for such directors to remain with the Company and to provide a means through which the Company may attract able persons to serve as directors of the Company.

Section 2.                                Definitions.  For purposes of the Plan, the following terms shall have the indicated meanings:

(a)           “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treas. Reg. section 1.414(c)-2.

(b)          “Applicable Percentage” means, with respect to a particular month, the annual prime rate of interest announced by JPMorgan Chase Bank, Dallas, Texas for the first business day of such month.

(c)          “Board of Directors” means the Board of Directors of the Company.

(d)          “Code” means the Internal Revenue Code of 1986, as amended.

(e)          “Committee” means the Corporate Governance and Nominating Committee of the Board of Directors.

(f)          “Company” means Noble Energy, Inc., a Delaware corporation.

(g)          “Deferral Account” means an account established and maintained on the books of the Company pursuant to Plan Section 4(b) to record a Participant’s interest under the Plan.

(h)          “Director Fees” means all cash compensation payable by the Company to a Non-Employee Director for his or her services as a director of the Company.

(i)          “Election Period” means, with respect to a Plan Year, the 3-month period prior to the beginning of such year.  The term “Election Period” shall also include the 30-day election period provided for under Plan Section 4(a).

(j)          “Non-Employee Director” means an individual who (i) is a member of the Board of Directors by virtue of being elected to the Board of Directors by the stockholders of the Company or by the Board of Directors under applicable corporate law, and (ii) is not an officer or employee of the Company or an Affiliate.

(k)          “Participant” means a Non-Employee Director or former Non-Employee Director for whom a Deferral Account is being maintained under the Plan.

(l)          “Plan” means this Noble Energy, Inc. 2005 Non-Employee Director Fee Deferral Plan as in effect from time to time.

(m)          “Plan Year” means the calendar year.

(n)          “Separation from Service” means, with respect to a Participant, such Participant’s separation from service (within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliate.  For this purpose, with respect to services as an employee, an employee’s Separation from Service shall occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

(o)          “Specified Employee” means a Participant who is a specified employee within the meaning of Code section 409A(a)(2) and the regulations and other guidance promulgated thereunder. Each Specified Employee will be identified by the Compensation Committee of the Board of Directors as of each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as the Compensation Committee of the Board of Directors shall determine in its discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Plan for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.

Section 3.                                Plan Administration.  The Plan shall be administered by the Committee.  The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan.  The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting.  The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts.  Every interpretation, choice, determination of other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action (without restriction, however, on the right of the Committee to reconsider and redetermine such action).  The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Internal Revenue Code section 409A and shall be interpreted and administered to the extent possible in accordance with such intent.

Section 4.                                Deferred Compensation Provisions.

(a)           Deferral Elections.  During the Election Period for each Plan Year a Non-Employee Director may elect to have all or any portion of the Director Fees otherwise payable to him or her for his or her services to be performed for such year deferred for future payment by the Company in accordance with the provisions of the Plan.  If an individual becomes a Non-Employee Director for the first time during a Plan Year, or if a former Non-Employee Director resumes serving as a Non-Employee Director during a Plan Year and was not a Non-Employee Director during the 24-month period immediately preceding the date of his or her resumption of service as a Non-Employee Director, such Non-Employee Director may make the election referred to in this Plan Section 4(a) within thirty (30) days after the date he or she first becomes or resumes being, as the case may be, a Non-Employee Director; provided, however, that the deferral election so made shall apply only to the Director Fees otherwise payable to such Non-Employee Director for his or her services to be performed after the end of said 30-day election period.  The deferral election made by a Non-Employee Director for a Plan Year pursuant to this Plan Section 4(a) shall specify (i) the portion of the Directors Fees otherwise payable to him or her for such year that shall be deferred pursuant to the Plan, (ii) the date that the amount credited to his or her Deferral Account for such year shall be distributed or commence being distributed (which date shall be at least twelve (12) months after the end of the Election Period for such year, and shall be subject to being accelerated in accordance with the provisions of Plan Section 4(d), Plan Section 5 or Plan Section 6(c)), and (iii) the form of distribution that shall apply to the amount credited to his or her Deferral Account for such year.  The deferral election made by a Non-Employee Director for a Plan Year pursuant to this Plan Section 4(a) shall (i) be made in writing on a form prescribed by and filed with the Committee, (ii) be irrevocable after the end of the Election Period for such Plan Year, and (iii) continue to be effective as a deferral election made for each succeeding Plan Year until such Non-Employee Director changes or terminates his or her deferral election for a succeeding Plan Year during the Election Period for such year.  If no deferral election under this Plan is in effect for a Non-Employee Director for a Plan Year, his or her Director Fees for such year shall be paid by the Company to him or her in cash on the dates such Directors Fees are normally due to be paid under the policies and practices of the Company with respect thereto.

(b)           Deferral Accounts.  For each Plan Year the Company shall establish and maintain on its books a Deferral Account for each Non-Employee Director who elects to defer a Director Fees amount for such year pursuant to Plan Section 4(a).  Each such Account shall be designated by the name of the Participant for whom established and the Plan Year to which it relates, and the amount of any Director Fees otherwise payable by the Company to a Participant for a Plan Year that such Participant has elected to defer for such year pursuant to Plan Section 4(a) shall be credited by the Company to such Participant’s Deferral Account for that year on the date such amount would otherwise have been paid by the Company to such Participant.

(c)           Deferral Account Adjustments.  On the last day of each month, the amount credited to each Deferral Account maintained for a Participant shall be credited with notional earnings in an amount equal to the product obtained by multiplying one-twelfth (1/12) of the Applicable Percentage by the amount that has been credited to such Account for the entire period of such month.

(d)           Deferral Account Payments.  The amount credited to a Deferral Account maintained for a Participant (i) shall be distributed or commence being distributed, as the case may be, to such Participant pursuant to this Plan Section 4(d) on the first day of the first month commencing after the first to occur of (1) the date specified by such Participant in his or her election filed with the Committee for such Deferral Account during the Election Period for the Plan Year to which such Deferral Account relates, (2) the date of such Participant’s Separation from Service for a reason other than death if such Participant is not a Specified Employee on such date, or (3) the date that is the first business day that is six (6) months after the date of such Participant’s Separation from Service for a reason other than death if such Participant is a Specified Employee on the date of such Separation from Service, and (ii) shall be distributed to such Participant either in a single distribution or in approximately equal annual installments over a period of up to five (5) years, such form of distribution to be made in accordance with such Participant’s election filed with the Committee for such Deferral Account during the Election Period for the Plan Year to which such Deferral Account relates.  The amount of any annual installment payment shall be determined by dividing the total undistributed balance remaining to be paid by the number of installments remaining to be paid.  Installment payments after the first of a series of installment payments shall be made on anniversary dates of the first installment payment.  When an amount credited to a Participant’s Deferral Account becomes distributable, such amount shall be paid by the Company to such Participant in cash and charged against such Deferral Account.  If the amount credited to a Deferral Account is paid in installments over a period of years, the provisions of Plan Section 4(c) shall continue to apply to the amount credited to such Deferral Account from time to time.

(e)           Death of Participant.  Upon the death of a Participant, the amount credited to each Deferral Account maintained for such Participant shall be paid by the Company in a single distribution in cash to the beneficiary or beneficiaries designated by such Participant and charged against such Deferral Account.  Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by and filed with the Committee, and shall remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Committee.  If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who predecease the Participant, any remaining amount payable under the Plan shall be paid to such Participant’s estate.  All distributions under this Plan Section 4(e) shall be made within 90 days following the Participant’s death.

Section 5.                                Plan Amendment and Termination.  The Board of Directors shall have the right and power at any time and from time to time to amend the Plan, in whole or in part, for any reason; provided, however, that no such amendment shall reduce the amount actually credited to a Participant’s Deferral Account as of the date of such amendment, or further defer the date or dates for the payment of such amount, without the consent of the affected Participant.  The Board of Directors shall also have the right and power at any time and for any reason to terminate the Plan and to provide for the distribution to a Participant of the amounts then credited to his or her Deferral Accounts in a manner that does not subject such amounts to the tax imposed by Code section 409A.

Section 6.                                General Provisions.

(a)           Nature of Plan and Rights.  The Plan is unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for Non-Employee Directors.  The Deferral Accounts maintained under this Plan are fictional devices used solely for the accounting purposes of the Plan to determine an amount of money to be paid by the Company to a Participant pursuant to the Plan, and shall not be deemed or construed to create a trust fund or security interest of any kind or to grant a property interest of any kind to any Participant, designated beneficiary or estate.  The amounts credited by the Company to Deferral Accounts maintained under the Plan are and for all purposes shall continue to be a part of the general liabilities of the Company, and to the extent that a Participant, designated beneficiary or estate acquires a right to receive a cash payment from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(b)           No Continuing Right as Director.  Neither the adoption or operation of the Plan, nor the Plan itself or any document describing or relating to the Plan, shall confer upon any Participant any right to continue as a director of the Company or interfere in any way with the rights of the stockholders of the Company or the Board of Directors to elect and remove directors.

(c)           Special Distributions.  Any provision of the Plan to the contrary notwithstanding, the Committee in its absolute discretion may direct the Company to accelerate the time for the making of a payment under the Plan to or with respect to a Participant to the extent that such acceleration is a permitted exception under Treas. Reg. section 1.409A-3(j)(4) (or other applicable guidance issued by the Internal Revenue Service) that does not subject such accelerated payment to the tax imposed by Code section 409A.

(d)           Compliance with Code Section 409A.  The compensation payable by the Company to a Participant or beneficiary of a deceased Participant pursuant to the Plan is intended to be compensation that is not subject to the tax imposed by Code section 409A, and the Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent.

(e)           Spendthrift Provision.  No Deferral Account balance or other right or interest under the Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Code section 414(p)), and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated beneficiary or estate.

(f)           Severability.  If any provision of the Plan is held to be illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein.

(g)           Expenses.  All expenses associated with the administration of the Plan, including but not limited to legal and accounting fees, shall be paid by the Company.

(h)           Binding Effect.  The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.  The terms and conditions of the Plan shall be binding upon each Participant and his or her heirs, legatees, distributee and legal representatives.

(i)           Governing Law.  The provisions of the Plan shall be governed by and construed in accordance with the internal laws (without regard to principles of conflicts of laws) of the State of Texas.

(j)           Construction.  The headings of the Sections and subsections in the Plan are placed herein for convenience of reference only, and in case of any conflict, the text of this instrument, rather than such titles or headings, shall control.  When a noun or pronoun is used in the Plan in plural form and there is only one person or entity within the scope of the word so used, or in singular form and there is more than one person or entity within the scope of the word so used, such noun or pronoun shall have a plural or singular meaning as appropriate under the circumstance.

IN WITNESS WHEREOF, the undersigned has executed this Plan on this 11th day of December, 2008, to be effective as of January 1, 2009.

NOBLE ENERGY, INC.

By:  /s/ Charles D. Davidson
Name: Charles D. Davidson
Title: President and Chief Executive Officer